Exhibit 99.1

VILLAGE SUPER MARKET, INC.
EXECUTIVE OFFICES
733 Mountain Avenue
Springfield, New Jersey 07081

VILLAGE SUPER MARKET ANNOUNCES FORTHCOMING CHANGE IN
CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD OF DIRECTORS

Contact:	John Van Orden, CFO
(973) 467-2200
VillageInvestorRelations@wakefern.com

    Springfield, New Jersey – September 19, 2024 - Village Super Market, Inc. (NSD-VLGEA) today announced that Robert Sumas has notified the Board of Directors of his decision to step down as Chief Executive Officer and interim Chairman of the Board of Directors effective December 13, 2024. Mr. Sumas will remain employed by the Company as a Senior Advisor to the executive team to ensure a smooth transition of duties. Mr. Sumas also plans to continue to serve the Company as a member of its Board of Directors.

Robert Sumas was appointed Chief Executive Officer and Vice Chairman of the Board of Directors in 2017 and served as President from 2009 through 2018. He has served variously as Executive Vice President, Chief Operating Officer, Secretary and a Director of the Company since 1969.

The Company also announced that the Board plans to appoint John J. Sumas as the new Chief Executive Officer and Nicholas Sumas as President and Chairman of the Board of Directors effective December 13, 2024.

John J. Sumas has served as a Director since 2009, and has been a Co-President since 2018. Mr. Sumas has held a diversity of supervisory positions since his employment in 1987, including Chief Operating Officer, General Counsel and Vice President.

Nicholas Sumas has served as a Director since 2009, and has been a Co-President since 2018. Mr. Sumas has held a diversity of supervisory positions since his employment in 1994, including Chief Marketing Officer and Vice President. Mr. Sumas is also an executive officer of Wakefern and a member of the Wakefern Board of Directors.

Additionally, the Company has announced, by resolution of the Board of Directors, the Board will not fill the vacancy resulting from the passing of Board member William Sumas on July 11, 2024, reducing the number of members on the Board of Directors from ten to nine, effective immediately.
Village Super Market operates a chain of 34 supermarkets under the ShopRite and Fairway names in New Jersey, Maryland, New York and eastern Pennsylvania and three specialty markets under the Gourmet Garage name in New York City.